                                                                    Exhibit 7.18

                                    AGREEMENT


                                  BY AND AMONG


                           IMAGINE INVESTMENTS, INC.,

                     RIVERSIDE GROUP, INC., CYBERMAX, INC.,

                    CYBERMAX TECH, INC. AND BUILDSCAPE, INC.



                                October 15, 1999

                                TABLE OF CONTENTS

Section                                                                                          Page
-------                                                                                          ----
1.   CERTAIN TRANSACTION TO OCCUR PRIOR TO OR SIMULTANEOUSLY WITH CLOSING. ...................     1
     1.1.   Assumption of Buildscape Loans ...................................................     1
     1.2.   Liquidation of CMT ...............................................................     1
     1.3.   Distribution to Riverside ........................................................     2

2.   ACQUISITION BY IMAGINE OF BUILDSCAPE COMMON. ............................................     2
     2.1.   Exercise of Options ..............................................................     2
     2.2.   Exchange .........................................................................     2
     2.3.   Calculation of Number of Riverside Shares ........................................     2
     2.4.   Option to Pay Cash for Buildscape Shares .........................................     3

3.   CLOSING .................................................................................     3

4.   REPRESENTATIONS AND WARRANTIES OF THE RIVERSIDE PARTIES .................................     3
     4.1.   Authority; Consents; Enforcement; Noncontravention. ..............................     3
     4.2.   Ownership of Capital Stock .......................................................     4
     4.3.   Corporate Status .................................................................     4
     4.4.   Qualification in Other States ....................................................     4
     4.5.   Capitalization, Stock Ownership and Rights. ......................................     4
     4.6.   Financial Statements .............................................................     5
     4.7.   Absence of Undisclosed Liabilities ...............................................     5
     4.8.   Absence of Certain Events ........................................................     5
     4.9.   Accounts Receivable ..............................................................     7
     4.10.  Books of Account, Records and Minute Books .......................................     7
     4.11.  Compliance With Legal Requirements ...............................................     8
     4.12.  Computer Systems; Software. ......................................................     8
     4.13.  Sufficiency of Assets ............................................................    10
     4.14.  Contracts ........................................................................    10
     4.15.  Employee Benefits. ...............................................................    11
     4.16.  Employees. .......................................................................    13
     4.17.  Environmental Matters. ...........................................................    14
     4.18.  Intellectual Property. ...........................................................    16
     4.19.  Litigation; Orders. ..............................................................    16
     4.20.  No Agent, Finder or Broker .......................................................    17
     4.21.  Similar Business Ownership .......................................................    17
     4.22.  Taxes; Tax Returns; Tax Elections. ...............................................    17
     4.23.  Title to Properties ..............................................................    18
     4.24.  Completeness of Statement; Effect of Representations and Warranties ..............    18
     4.25.  Securities Representations .......................................................    18

5.   REPRESENTATIONS AND WARRANTIES OF IMAGINE ...............................................    19
     5.1.   Corporate Status .................................................................    19
     5.2.   Authority; Consents; Enforcement; Noncontravention. ..............................    19
     5.3.   No Agent, Finder or Broker .......................................................    19

       5.4.     Investment Intent ..........................................................   19
       5.5.     Completeness of Statement; Effect of Representations and Warranties ........   19

6.     COVENANTS OF THE PARTIES. ...........................................................   19
       6.1.     Covenant of Imagine ........................................................   19
       6.2.     Legends ....................................................................   20
       6.3.     Removal of Legend and Transfer Restrictions ................................   20
       6.4.     Actions of the Parties. ....................................................   20
       6.5.     Compliance With Conditions .................................................   20
       6.6.     Rights of First Offer. .....................................................   21
       6.7.     Certain Voting Provisions ..................................................   21
       6.8.     Certain Remedies ...........................................................   22
       6.9.     Shared Services Agreement ..................................................   22

7.     CONDITIONS TO CLOSING. ..............................................................   22
       7.1.     Conditions to Obligations of Imagine .......................................   22
       7.2.     Conditions to Obligations of Riverside Parties .............................   23

8.     TERMINATION. ........................................................................   24
       8.1.     Termination of Agreement ...................................................   24
       8.2.     Effect of Termination ......................................................   25

9.     INDEMNIFICATION; REMEDIES. ..........................................................   25
       9.1.     Survival; Right to Indemnification Not Affected by Knowledge ...............   25
       9.2.     Indemnification By Riverside Parties .......................................   25
       9.3.     Indemnification By Imagine .................................................   26
       9.4.     Indemnity Claims. ..........................................................   26
       9.5.     No Liability of Buildscape .................................................   27
       9.6.     Limitation on Indemnification ..............................................   28

10.    MISCELLANEOUS PROVISIONS. ...........................................................   28
       10.1.    Construction ...............................................................   28
       10.2.    Entire Agreement ...........................................................   28
       10.3.    Exhibits and Schedules .....................................................   28
       10.4.    Expenses ...................................................................   29
       10.5.    Further Assurances .........................................................   29
       10.6.    Governing Law ..............................................................   29
       10.7.    Headings ...................................................................   29
       10.8.    Definition of Knowledge ....................................................   29
       10.9.    Invalidity of Provisions; Severability .....................................   29
       10.10.   No Public Announcement .....................................................   30
       10.11.   No Third Party Beneficiaries                                                   30
       10.12.   Notices. ...................................................................   30
       10.13.   Successors and Assigns. ....................................................   31
       10.14.   Time of Essence ............................................................   31
       10.15.   Waiver .....................................................................   31

                                    EXHIBITS

Exhibit    Description                                               Section
-------    -----------                                               -------

A          Shared Services Agreement ..............................      6.9
B          Opinion from Counsel for Sellers .......................      7.1(h)


                                    SCHEDULES

Description                                                                             Schedule
-----------                                                                             --------
Articles of Incorporation and Bylaws of the Company .................................        4.3
Qualification as Foreign Corporation ................................................        4.4
Capitalization ......................................................................        4.5
Financial Statements ................................................................        4.6
Absence of Undisclosed Liabilities ..................................................        4.7
Absence of Certain Events ...........................................................        4.8
Receivables .........................................................................        4.9
Compliance with Legal Requirements ..................................................       4.11
Contracts ...........................................................................       4.14
Employee Benefit Plans ..............................................................    4.15(a)
Employee Benefit Plans Liability ....................................................    4.15(b)
Compliance of Benefit Plans With ERISA and Code .....................................    4.15(c)
Agreements With Employees ...........................................................       4.16
Litigation ..........................................................................       4.19
No Agent ............................................................................       4.20
Tax Agreements ......................................................................    4.22(d)
Title to Properties .................................................................       4.23
Facts Relating To Representations and Warranties - Seller ...........................       4.24

                            GLOSSARY OF DEFINED TERMS

Defined Term                                                          Section
------------                                                          -------
Adverse Effect ...............................................            4.4
Affiliate ....................................................            9.2
Agreement ....................................................           10.2
August Option ................................................        Recital
Benefit Plans ................................................        4.15(a)
Best Efforts .................................................         4.8(t)
Breach .......................................................         6.4(a)
Buildscape ...................................................   Introduction
Buildscape Agreement .........................................            2.3
Buildscape Common ............................................        Recital
Buildscape Loans .............................................        Recital
Buildscape Loan Agreements ...................................        Recital
Buildscape Preferred .........................................            2.3
Buildscape Shares ............................................            6.6
Claim ........................................................         9.4(a)
Claim Notice .................................................         9.4(a)
Cleanup ......................................................  4.17(d)(2)(C)
Closing ......................................................              3
Closing Date .................................................              3
CM ...........................................................   Introduction
CMT ..........................................................   Introduction
Code .........................................................        4.15(a)
Compensation Plans ...........................................        4.15(a)
Computers ....................................................        4.12(a)
Contemplated Transactions ....................................         4.1(a)
Copyrights ...................................................        4.18(a)
DB Plan ......................................................        4.15(b)
Damages ......................................................            9.1
ERISA ........................................................        4.15(a)
ERISA Affiliate ..............................................        4.15(a)
Encumbrances .................................................            2.1
Environment ..................................................        4.17(d)
Environmental Law ............................................        4.17(d)
Fairness Opinion .............................................            2.3
Financial Statements .........................................            4.6
First Offer Shares ...........................................         6.6(b)
GAAP .........................................................            4.6
Governmental Body ............................................         4.1(a)
Imagine ......................................................   Introduction
Imagine Indemnitees ..........................................            9.2
Indemnitee ...................................................         9.4(a)
Indemnifying Party ...........................................         9.4(a)
Intellectual Property ........................................           4.18
Interim Balance Sheet ........................................            4.6
Interim Period ...............................................            4.6
Knowledge ....................................................           10.8

Legal Requirement ...............................................        4.1(b)
Liability .......................................................           4.7
Liquidation of CMT ..............................................           1.2
March Option ....................................................       Recital
Marks ...........................................................       4.18(a)
Multiemployer Plans .............................................       4.15(a)
Notices .........................................................         10.12
Offer ...........................................................        6.6(b)
Options .........................................................       Recital
Optionee ........................................................        6.6(b)
Option Price ....................................................           2.1
Option Shares ...................................................           2.1
Order ...........................................................       4.17(d)
Ordinary Course of Business .....................................           4.7
Patents .........................................................       4.18(a)
Payless .........................................................           2.3
PBGC ............................................................       4.15(b)
Pension Plans ...................................................       4.15(a)
Person ..........................................................        4.1(b)
Plan Sponsor ....................................................       4.15(a)
Proceeding ......................................................       4.15(c)
Proprietary Rights Agreement ....................................       4.16(c)
Receivables .....................................................           4.9
Rights in Mask Works ............................................       4.18(a)
Riverside .......................................................  Introduction
Riverside Indemnitees ...........................................           9.3
Riverside Party or Parties ......................................           2.3
Riverside Shares ................................................           2.2
Software ........................................................       4.12(b)
Tax .............................................................       4.22(a)
Tax Returns .....................................................       4.22(a)
Third Party Claim ...............................................        9.4(b)
Threatened ......................................................       4.15(c)
Trade Secrets ...................................................       4.18(a)
Undisclosed Liabilities .........................................           4.7
VEBA ............................................................       4.15(a)
Voting Agreement ................................................        6.2(c)
Welfare Plans ...................................................       4.15(a)
Wickes ..........................................................           2.3

                                    AGREEMENT

       THIS AGREEMENT ("Agreement") is made this 15" day of October, 1999, by and among IMAGINE INVESTMENTS, INC., a Delaware corporation ("Imagine"), RIVERSIDE GROUP, INC., a Florida corporation ("Riverside"), CYBERMAX, INC., a Florida corporation ("CM"), CYBERMAX TECH, INC., a Florida corporation ("CMT"), and BUILDSCAPE, INC., a Florida corporation ("Buildscape").

                                    RECITALS:

       A. CM, CMT and Buildscape are direct or indirect wholly-owned subsidiaries of Riverside.

       B. CMT owns 5,000,000 shares of Common Stock, $.01 par value per share, of Buildscape ("Buildscape Common") (after giving effect to a 5,000 to 1 split of outstanding shares of Buildscape Common to be effected by Buildscape on or prior to the Closing Date with the consent of Imagine). Pursuant to the terms of that certain Stock Option Agreement, dated March 12, 1999, as amended by that certain Amendment to Stock Option Agreement by and among CMT, Imagine and Buildscape, CMT granted Imagine the right and option to acquire 1,000,000 shares of Buildscape Common owned by CMT (collectively, the "March Option"). Additionally, pursuant to the terms of that certain Stock Option Agreement, dated August 12, 1999, by and among CMT, Imagine and Buildscape, CMT granted Imagine the right and option to acquire an additional 500,000 shares of Buildscape Common owned by CMT (the "August Option") (the March Option and the August Option are collectively referred to as the "Options").

       C. Pursuant to that certain Loan Agreement, dated March 12, 1999, that certain Amendment to Loan Agreement, dated May 20, 1999, and that certain Loan Agreement, dated August 12, 1999, each among Imagine, Buildscape, Riverside, CM and CMT, and all documents and agreements (including promissory notes) executed in connection with the foregoing, and that certain Promissory Note in the principal amount of $135,000 dated October 13, 1999, made by Buildscape to Imagine (collectively, the "Buildscape Loan Agreements"), Imagine has loaned to Buildscape the aggregate amount of $3,485,000 ("Buildscape Loans").

       D. Imagine has heretofore invested substantial sums of money in Riverside and Buildscape and now desires to increase its investment in Buildscape through the transactions described in this Agreement.

                                   AGREEMENT:

       NOW, THEREFORE, the parties hereby agree as follows:

       1.   CERTAIN TRANSACTION TO OCCUR PRIOR TO OR SIMULTANEOUSLY WITH
CLOSING.

       1.1. Assumption of Buildscape Loans. Prior to the Closing (as hereafter defined), CMT will execute such documents and agreements necessary or appropriate, reasonably acceptable to Imagine, to assume Buildscape's obligations arising under the Buildscape Loan Agreements with respect to payment of $3,000,000 of the outstanding principal amount thereof.

       1.2. Liquidation of CMT. Prior to the Closing, CM shall cause CMT to be dissolved and liquidated into CM (the "Liquidation"), and in connection with such Liquidation, CM shall acquire all of CMT's assets (including, without limitation, the shares of Buildscape Common owned by CMT), and CM will assume the obligations assumed by CMT under the Buildscape Loan Agreements pursuant to Section 1.1 and CMT's obligations under the Options.

       1.3. Distribution to Riverside. At or prior to the Closing, CM shall distribute to Riverside, as a dividend on the shares of common stock of CM owned by Riverside, 3,119,067 shares of the Buildscape Common acquired by CM in connection with the Liquidation.

       2.   ACQUISITION BY IMAGINE OF BUILDSCAPE COMMON.

       2.1. Exercise of Options. At the Closing, Imagine shall exercise the March Option, in full, and the August Option with respect to 250,000 shares of Buildscape Common, for a total of 1,250,000 shares of Buildscape Common ("Option Shares"). The purchase price for each Option Share shall be $2.40, for a total price for all of the Option Shares of $3,000,000 ("Option Price"). The parties agree that the Option Price is equal to 80% of the fair market value of such Option Shares and, solely with respect to the Option Shares, is either equal to, or otherwise amends the provisions related to computation of, the "Option Price," as provided in each of the agreements granting the March Option and August Option. At the Closing, Imagine shall pay the Option Price to CM (as successor in interest to CMT) by cancellation of $3,000,000 of the principal amount of the Buildscape Loans, and CM shall deliver to Imagine certificates representing the Option Shares, free and clear of all "Encumbrances" (which, for purposes of this Agreement, means any charge, claim, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership, except for restrictions on voting and transfer expressly provided for in this Agreement). Upon consummation of transactions described in this Section 2.1, the August Option shall be terminated.

       2.2. Exchange. At the Closing, Imagine and CM agree that CM shall deliver to Imagine 630,933 shares of Buildscape Common owned by CM and that, in exchange therefor, Imagine shall deliver that number of shares of common stock, $.10 par value per share of Riverside ("Riverside Shares") owned by Imagine as shall be determined pursuant to Section 2.3. At the Closing, each of Imagine and CM will deliver to the other certificates representing the shares exchanged, duly endorsed for transfer on the books of the issuer, free and clear of all Encumbrances. Imagine hereby consents to the transfer by CM to Riverside of such Riverside Shares as a dividend on the shares of common stock of CM owned by Riverside.

       2.3. Calculation of Number of Riverside Shares. Prior to the Closing, Riverside, on behalf of itself, CM, CMT, and Buildscape (each a "Riverside Party" and collectively, the "Riverside Parties"), shall obtain the opinion of a respectable investment banking firm (the "Fairness Opinion") with respect to the fairness, from a financial point of view, of the transactions described in this Agreement and in that certain Buildscape, Inc. Series A Cumulative Convertible Preferred Stock ("Buildscape Preferred") Purchase Agreement, of even date herewith ("Buildscape Agreement"), by and among Riverside, Buildscape and Imagine. Such Fairness Opinion shall, among other things, contain such investment banking firm's opinion as to the value or range of values of the Riverside Shares. For purposes of calculating the number of Riverside shares to be exchanged pursuant to Section 2.2, such value (or if a range of values is contained in the Fairness Opinion, the highest such value) shall be used to calculate the per share value of the Riverside Shares to be exchanged for Buildscape Common pursuant to Section 2.2, and the number of Riverside Shares to be exchanged shall be an amount equal to $1,892,800 (i.e., 630,933 shares of Buildscape Common at $3.00 per share, which the parties agree is the fair market value of each Buildscape Common Share) divided by the value of each Riverside Share; provided, however, that in the event such Fairness Opinion determines that the value of a Riverside Share is less than $3.64, then Imagine, in its sole discretion, may elect either (i) to terminate this Agreement, upon notice to Riverside given within 2 days following delivery of the Fairness Opinion to Imagine, in which event the parties will have no liability or further obligations herein, or (ii) deliver to CM Riverside Shares and cash having an aggregate value of $1,892,800.00.

       2.4. Option to Pay Cash for Buildscape Shares. Notwithstanding the foregoing provisions of this Section 2, in lieu of the exchange described in Sections 2.2 and 2.3, Imagine, in its sole discretion, may elect to purchase from CM that number (as Imagine shall elect) of the Buildscape Common shares at a purchase price of $3.00 each. In such event, at the Closing, Imagine shall deliver the aggregate purchase price for such purchased shares of Buildscape Common by delivery of immediately available funds, and CM shall sell such number of Buildscape Common shares to Imagine and deliver to Imagine certificates therefor, duly endorsed for transfer on the books of Buildscape, free and clear of all Encumbrances.

       3. CLOSING. The closing ("Closing") shall take place at the offices of Greenebaum Doll &. McDonald, PLLC, 3300 National City Tower, Louisville, Kentucky, at 10:00 a.m., local time. The Closing shall occur on October 15, 1999, or on such other date as the parties may agree, provided that the date of Closing ("Closing Date") shall in no event be later than October 18, 1990.

       4. REPRESENTATIONS AND WARRANTIES OFTHE RIVERSIDE PARTIES. The Riverside Parties, jointly and severally, hereby represent and warrant to Imagine as follows (provided, such representations and warranties are qualified in their entirety by the provisions of (i) the Buildscape Agreement and the agreements executed and delivered in connection therewith; and (ii) Buildscape Loan Agreements):

       4.1. Authority; Consents; Enforcement; Noncontravention.

            (a) Authority; Enforcement. This Agreement has been duly executed by the Riverside Parties and constitutes the legal, valid and binding obligation of Riverside Parties, enforceable against them in accordance with its terms. Riverside Parties have the absolute and unrestricted corporate right, power, authority and capacity to execute and deliver this Agreement. No Riverside Party needs to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any "Governmental Body" (as hereafter defined) in order to consummate the transactions contemplated by this Agreement (the "Contemplated Transactions"), other than filings with the Florida Secretary of State and with the Securities and Exchange Commission required by the rules and regulations thereof in connection with the Buildscape Agreement or the Contemplated Transactions. As used in this Agreement, "Governmental Body" means any (a) nation, state, county, city, town, village, district, or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign, or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal); (d) multi-national organization or body; or (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

            (b) Non contravention. Neither the execution and the delivery of this Agreement, nor the compliance with, or the fulfillment of, the terms, conditions and provisions hereof, will, except in such respects as would not have a material "Adverse

       Effect" (as hereafter defined) on the Riverside Parties taken as a whole or on Buildscape individually (a) violate any "Legal Requirement" (which, as used in this Agreement, shall mean any federal, state, local, municipal, foreign, international, multinational or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute or treaty) applicable to any of the Riverside Parties or any provision of their Articles of Incorporation or bylaws; or (b) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or result in the imposition of or creation of any Encumbrance upon or with respect to any of the assets or properties owned or used by any of the Riverside Parties; or (c) require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which any Riverside Party is a party or by which it is bound or to which any of its assets or properties are subject; or (d) except as set forth in Section 4.1 (a) and except for any consent of Imagine required under any agreement between Imagine and any of the Riverside Parties or their affiliates, which consent is hereby given, require the approval, consent, authorization or act of, or the making by any Riverside Party of any declaration, filing or registration with, any "Person" (which, for the purposes of this Agreement, shall mean any individual, entity, organization, labor union or other entity or Governmental Body.

       4.2. Ownership of Capital Stock. Riverside is the sole record and beneficial owner of all the issued and outstanding capital stock of CM; CM is the sole record and beneficial owner of all the issued and outstanding capital stock of CMT; and, except for the Options, CMT is the sole record and beneficial owner of all the issued and outstanding capital stock of Buildscape.

       4.3. Corporate Status. Each Riverside Party is a corporation duly incorporated and existing, and in good standing, under the laws of the State of Florida, and has, and at all times has had, full corporate power and authority to own and lease its properties as such properties are now owned and leased and to conduct its business as and where such business has and is now being conducted. Set forth on Schedule 4.3 are true and complete copies of the Articles of Incorporation and Bylaws of each Riverside Party, as amended to the date hereof.

       4.4. Qualification in Other States. Neither the nature of the business of, nor the character and location of the properties owned or leased by, Buildscape makes qualification of it as a foreign corporation necessary under the laws of any jurisdiction other than as set forth on Schedule 4.4, which are the only jurisdictions in which the character of its properties or the nature of its business requires qualification, or, if not qualified, the failure to so qualify would not have an a material "Adverse Effect" (as defined below in this Section 4.4), other than the obligation to pay nominal filing fees and penalties in order to be qualified therein. As used in this Agreement, the term "Adverse Effect" shall mean, with respect to any Riverside Party, any adverse change, circumstance or effect that, individually or in the aggregate with all other adverse changes, circumstances and effects, is or is reasonably likely to be adverse to the business, operations, assets, liabilities (including contingent liabilities), properties, financial condition, results of operations or prospects of such Riverside Party and no event has occurred or circumstance exists that may result in such an adverse change, circumstance or effect.

       4.5. Capitalization, Stock Ownership and Rights.

            (a) Capitalization. Schedule 4.5(a) sets forth the authorized capital stock of Buildscape as of the Closing Date.

            (b) No Outstanding Rights. There are no, nor is there any agreement, commitment or arrangement not yet fully performed which would result in any, outstanding agreements, arrangements, subscriptions, options, warrants, calls, rights or other commitments of any character relating to the issuance, sale, purchase or redemption of any capital stock of Buildscape (except for (i) options for 926,100 shares of Buildscape Common issued pursuant to Buildscape's employee Stock Option Plan, (ii) shares of Buildscape Common issuable to Mozart, Inc. pursuant to the Agreement dated May 21, 1999 between Mozart, Inc. and The Riverside Group, and
       (iii) the transactions contemplated by the Buildscape Agreement).

       4.6. Financial Statements. Schedule 4.6 contains Buildscape' s unaudited balance sheet and statement of income, change in stockholders' equity and cash flow for the year ended December 31, 1998, and Buildscape's unaudited balance sheet ("Interim Balance Sheet") and statement of income, change in stockholders' equity and cash flow for the eight months ended August 31, 1999 (the "Interim Period"), (collectively the "`Financial Statements.") The Financial Statements represent actual, bona fide transactions, and were prepared in accordance with "GAAP," (which, for purposes of this agreement, means generally accepted United States accounting principles, applied on a basis consistent with the basis on which all of the financial statements referred to herein were prepared), present fairly the financial condition of Buildscape as of the respective dates of the Financial Statements, and the results of operations, changes in stockholders' equity and cash flows of Buildscape for such periods, are consistent with the books and records of each of Buildscape, and do not contain any items of special or nonrecurring nature, provided the Financial Statements for the Interim Period are subject to normal year-end adjustments, which shall not be material, individually or in the aggregate, and the Financial Statements lack footnotes and other presentation items (that, if presented, would not differ materially from those included in the balance sheets contained therein). No financial statement of any Person other than the other Riverside Parties is required by GAAP to be included in the Financial Statements of Buildscape.

       4.7. Absence of Undisclosed Liabilities. Buildscape has no material debts, obligations or liabilities of any nature, whether known or unknown, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, whether matured or unmatured, whether asserted or unasserted and whether due or to become due (collectively, "Liability"), except as shown (and in the amounts shown) on the face of the Interim Balance Sheet or as shown on Schedule 4.7. From the date of the Interim Balance Sheet to the date hereof, except as shown on Schedule 4.7, Buildscape has not incurred or become subject to any material Liability, other than Liabilities incurred in the "Ordinary Course of Business" (as defined below in this Section 4.7) all of which have been paid in full in the Ordinary Course of Business or are reflected on their regular books of account and none of which (a) is inconsistent with the representations, warranties and covenants of the Riverside Parties contained herein or with any other provisions of this Agreement or (b) has or may be expected to have a material Adverse Effect. Any Liabilities not disclosed pursuant to this Section 4.7 are referred to as "Undisclosed Liabilities." As used in this Agreement, the term "Ordinary Course of Business" shall mean an action which is consistent with the past practices Buildscape and is taken in the ordinary course of its normal day-to-day operations, is not required to be authorized by the board of directors of Buildscape and is similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors of a corporation in the ordinary course of the normal day-to-day operations of other businesses that are in the same line of business as Buildscape.

       4.8. Absence of Certain Events. Since August 31, 1999, Buildscape has not, except as set forth on Schedule 4.8 or as contemplated by this Agreement:

              (b) issued, sold, purchased or redeemed any stock, bonds, debentures, notes or other corporate securities, or issued, sold or granted any option, warrant or right to acquire any thereof;

              (c) waived or released any debts, claims, rights of value or suffered any extraordinary loss or written down the value of any inventories or other assets or written down or off any receivable in excess of $10,000;

              (d) made any capital expenditures or capital commitments in excess of $7,500 for any single one or series of related transactions or in excess of $50,000 in the aggregate;

              (e) made any change in the business or operations or the manner of conducting its business or operations, other than changes in the Ordinary Course of Business, none of which has, and which in the aggregate have not had, a material Adverse Effect;

              (f) suffered any casualty, damage, destruction or loss to any of its properties in excess of 55,000 for any one event or in excess of S 15,000 in the aggregate;

              (g) declared, set aside or paid any dividends or distributions in respect of shares of its capital stock;

              (h) paid or obligated itself to pay any bonuses or extraordinary compensation to, or made any increase (except increases in the Ordinary Course of Business) in the compensation payable (or to become payable by
       it) to, any of its directors, officers, employees, agents or other representatives;

              (i) terminated or amended or suffered the termination or amendment of any material contract, lease, agreement, license or other instrument to which it is or was a party;

              (j) adopted, modified or amended any plan or agreement listed on
       Schedule 4.15 so as to increase the benefits due its employees under any such plan or agreement;

              (k) made any loan or advance to any Person (except a normal travel or other reasonable expense advance to its officers and employees);

              (l) suffered a material Adverse Effect;

              (m) subjected any of its assets or properties to any Encumbrances or to any other similar charge of any nature whatsoever;

              (n) paid any funds to any of its officers or directors, or to any family member of any of them, or any Person in which any of the foregoing have any direct or indirect interest, except for the payment of installments of annual salaries and the bonuses accrued at June 30, 1999, and except for advances and reimbursements for travel and other expenses incurred in the Ordinary Course of Business.

              (n) disposed of or encumbered, or agreed to dispose of or encumber, any of its properties or assets other than in the Ordinary Course of Business, consistent with past practices;

              (o) entered into any transactions other than in the Ordinary Course of Business;

              (p) made any change in accounting principles, methods car practices;

              (q) entered into any agreement, contract, lease or license for series of-related agreements, contracts, leases or licenses) not listed on Schedule 4.14 hereto either involving more than $50,000 or made outside the Ordinary Course of Business;

              (r) been a party to and, other occurrence, event, incident, action, failure to act, or transaction outside the Ordinary Course of Business; or

              (s) entered into any agreement or commitment (whether or not in writing) to do any of the above;

and Buildscape has:

              (t) used its "Best Efforts" (as hereafter defined to preserve its business and organization, and to keep available, without entering into any binding agreement, the services of its employees, and to preserve the goodwill of its customers and others having business relationships with it (as used in this Agreement, the term "Best Efforts" shall be the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved as expeditiously as possible; provided, however, that an obligation to use Best Efforts under any agreement does not require the Person subject to that obligation to take actions that would result in a materially adverse change in the benefits to such Person of such agreement and the transactions described therein); and

              (u) continued its business and maintained its operations and equipment, books of account, records and files in the Ordinary Course of Business.

       4.9 Accounts Receivable. All accounts receivable of Buildscape reflected in its Interim Balance Sheet or on its accounting records (the "Receivables") represent (a) valid and bona fide obligations arising from sales actually made or services actually rendered by Buildscape in the Ordinary Course of Business and (b) are correct as to amount, legally enforceable according to their terms and (c) have no right of defense, counter claims or set-off against them. Unless paid prior to the Closing Date, such Receivables are or will be as of the Closing Date current and collectible net of the respective reserves shown on the Interim Balance Sheet or on the accounting records of Buildscape as of the Closing Date (which reserves are adequate and calculated consistent with past practice and, in the case of the reserve as of the Closing Date, will not represent a greater percentage of the Receivables as of the Closing Date than the reserve reflected therein and will not represent a material adverse change in the composition of such Receivables in terms of aging).

       4.10. Books of Account, Records and Minute Books. Prior to the execution of this Agreement, Buildscape made available to Imagine for its examination the books of account, records and minute books of Buildscape. Such books of account and records are true and complete in all material respects, have been maintained in accordance with sound business practices and the requisite requirements of section l3(b)(2) of the Securities Exchange Act of 1934, as amended (regardless of whether Buildscape is subject to such section) including the maintenance of an adequate system of internal controls. The minute books of Buildscape contain accurate and complete records of all meetings held of, and corporate action taken by the stockholders, the board of directors and the committees of the board of directors of Buildscape, and no meeting of any such stockholders, board of directors or committee has been held for which minutes have not been prepared and are not contained in such minute books. No changes or additions to such books and records of Buildscape have been made from the date such books and records were first made available to Imagine and nothing which should be set forth in said books and records, if prepared in the usual and customary manner of Buildscape, has occurred from the date such books and records were first made available to Imagine, except for such changes, additions or events which have been made or have occurred, as the case may be, in the Ordinary Course of Business.

          4.11.  Compliance With Legal Requirements. Except as set forth in
          Schedule 4.11:

                 (a) Buildscape is, and at all times has been, in full compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets, except to the extent that any non-compliance would not result in a material Adverse Effect;

                 (b) no event has occurred, nor does any circumstance exist, that (with or without notice or lapse of time) (A) may constitute or result in a violation by either Buildscape of, or a failure to comply with, any Legal Requirement, or (B) may give rise to any obligation on the part of Buildscape to undertake, or to bear all or any portion of the cost of, any remedial action of any nature, except in such respects as would not result in a material Adverse Effect; and

                 (c) Buildscape has not received any notice or other communication (whether oral or written) from any Person regarding (A) any actual, alleged, possible or potential violation of, or failure to comply with, any Legal Requirement, or (B) any actual. alleged, possible or potential obligation to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

          4.12.  Computer Systems; Software.

                 (a) Condition of Computers. Except in such respects as would not result in a material Adverse Effect, all computers and computer systems owned, leased or used by Buildscape (including software, communication links and storage media) (collectively, "Computers"):

                      (1) are in full operating order and fulfill, in an
                 efficient manner without material downtime or errors, the purposes for which they were acquired, established and are currently used;

                      (2) have adequate capacity for the present needs of
                 Buildscape, as applicable, and (taking into account the extent to which the computer systems are expandable) foreseeable future needs;

                      (3) have adequate security, back-ups, duplication,
                 hardware and software support and maintenance (including emergency cover) and trained personnel to ensure:

                    (A) that breaches of security, errors and breakdowns are
               kept to a minimum; and

                    (B) that no material disruption will be caused or any
               material part thereof in the event of a breach of security, error or breakdown;

               (4) are properly established and documented by written technical descriptions and manuals so as to enable them to be used and operated by any reasonably qualified personnel;

               (5) except as described in the "Shared Services Agreement" (as hereafter defined), are under the sole control of Buildscape, are not shared with, used by or on behalf of or accessible by any other Person and, except for software properly licensed, are owned by Buildscape;

               (6) are not obsolete and are not likely to be in need of replacement or material upgrading within two years alter the date hereof, and

               (7) comply with and are used in accordance with all Legal Requirements.

          (b) Condition of Software. Except in such respects as would not result in a material Adverse Effect, all software used on or stored or resident in the Computers of Buildscape ("Software"):

               (1) performs efficiently in accordance with its specifications and does not contain any defect or feature which may have an Adverse Effect on its performance or the performance of any other software in the future (providing such future software is otherwise compatible);

               (2) is lawfully held and used and does not infringe the intellectual property rights of any Person and all copies held have been lawfully made; and

               (3)  as to copyrights in connection with the Software:

                    (A) Software written or commissioned by Buildscape is owned exclusively by it, no other person has the rights therein or rights to the use or copies of the Software or source codes, and complete written listings and written copies of the source codes for the Software are in the possession of Buildscape, as applicable; and

                    (B) all other Software is licensed to Buildscape on an express or implied license which does not require any further payments, is not terminable and which imposes no material restrictions except as to copying on the use or transfer of the Software.

          (c) Ownership of Software. No Software owned by or licensed to Buildscape is used by or licensed or sublicensed to any other Person.

          (d) Operation of Computers. No person is in a position, by virtue of its or his rights in the Computers, to prevent or impair the proper and efficient functioning of the Computers or to demand any payment for services rendered (except for normal salaries and wages due Buildscape employees in the ordinary course of business or as otherwise disclosed pursuant hereto), or to impose any onerous condition, in order to preserve the proper and efficient functioning of the Computers in the future. Buildscape's employees are adequately trained to enable them to use and operate Buildscape's Computers to the full extent of the capabilities of the Computers without Material assistance from any other Person. All Data and Records stored by electronic means are capable of ready access through the Computers. The Contemplated Transactions will not cause any license agreements referred to in this Section 4.12 to be terminated or the terms varied or any rates or royalties payable to be increased.

                    (e) Year 2000. All Software owned, leased or licensed to Buildscape, presently used or proposed to be used in its business, will, except in such respect as would not result in a material Adverse Effect (i) accurately process date-related information before, during and after January 1, 2000, including accepting the date input, providing the date out-put, and performing calculations on dates or portions of dates; (ii) function without interruption before, during and after January 1, 2000 without any changes in operations; (iii) respond to the word-digit date input in a way that resolves any ambiguity as to century in a defined manner; and (iv) store and provide output date information in ways that are unambiguous as to century.

          4.13. Sufficiency of Assets. Buildscape owns or leases all buildings, machinery, equipment, and other tangible property necessary for the conduct of its business as presently conducted and as presently proposed to be conducted.

          4.14. Contracts. Schedule 4.14 contains a complete and accurate list of the following types and forms of contracts and other agreements to which Buildscape is a party:

                    (a) any agreement (or group of related agreements), written or oral, for the lease of personal property to or from any Person providing for lease payments in excess of $5,000 per annum or which may not be terminated by Buildscape without penalty or payment on 30 days, or less, notice;

                    (b) any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which shall extend over a period of more than one year, or involve consideration in excess of $5,000;

                    (c) any agreement concerning a partnership or limited partnership, joint venture, limited liability company or limited liability partnership, including any agreement with such an organization which provides for a sharing of profits, losses, costs or liabilities with any other Person;

                    (d) any agreement granting a power of attorney to any Person;

                    (e) any agreement involving a written warranty or guaranty and any other similar understanding with respect to contractual performance extended by Buildscape other trail in the Ordinary Course of Business;

                    (f) any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of $6,000 or under which it has imposed an Encumbrance on any of its assets, tangible or intangible;

                 (g) any contract, arrangement or commitment containing covenants by Buildscape not-to-compete in any line of business with any Person or restricting the customers from whom, or the area in which, Buildscape may solicit or conduct business or any contract, arrangement or commitment involving a covenant of confidentiality;

                 (h) any agreement under which it has advanced or lent any amount of money or property to any of its directors, officers, and employees outside of the Ordinary Course of Business;

                 (i) any agreement under which the consequences of a default or termination could have a material Adverse Effect; or

                 (j) any other agreement (or group of related agreements) the performance of which involves consideration in excess of $25,000.

Buildscape has delivered to Imagine a correct and complete copy of each written agreement listed in Schedule 4.14 (as amended to the date hereof) and a written summary setting forth the terms and conditions of each oral agreement referred to in Schedule 4.14. With respect to each such agreement: (A) the agreement is legal, valid, binding, enforceable and in full force and effect; (B) the agreement shall continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following the consummation of the Contemplated Transactions; (C) no party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; and (D) no party has repudiated any provision of the agreement.

          4.15.  Employee Benefits.

                 (a) Benefit Plans. Except as set forth on Schedule 4.15(a), Buildscape is not, nor has been, a "Plan Sponsor" (as defined in section 3(16)(B) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) or an "ERISA Affiliate" (which shall mean, with respect to Buildscape, any other Person that, together with Buildscape, would be treated as a single employer under section 414 of the Internal Revenue Code of 1986, as amended ("Code")), nor has either Buildscape or an ERISA Affiliate, and neither Buildscape nor an ERISA Affiliate does now, contribute to any "employee pension benefit plans" ("Pension Plans") or "employee welfare benefit plans" ("Welfare Plans") (as described in section 3(2) and (1), respectively, of ERISA), or to any "multiemployer plan" ("Multiemployer Plans") (as defined in either section 3(37) of ERISA or section 414(f) of the
          Code). Except as set forth on Schedule 4.15(a), neither Buildscape nor an ERISA Affiliate has, nor has either Buildscape or an ERISA Affiliate had at any time, any obligation, arrangement, practice, plan or agreement to provide present or future benefits, other than salary, as compensation for services rendered, to any of its present or former employees, officers, directors, agents or representatives, nor any voluntary employees' beneficiary association under section 501(c)(9) of the Code ("VEBA") whose members include employees of either Buildscape or an ERISA Affiliate, nor any obligation, arrangement, practice, ,plan or agreement providing stock options, stock purchase, deferred compensation, severance, "fringe benefits" (as described in section 132 of the Code), or any other employee benefits of any nature whatsoever ("Compensation Plans"). Welfare Plans, Pension Plans and Compensation Plans are collectively referred to as "Benefit Plans." Except as set forth on Schedule 4.15(a), the consummation of the Contemplated Transactions shall not result in the payment, vesting or acceleration of any benefit or right under any Benefit Plan.

          (b) Funding Method for Pension Plans. The funding method used in each of the Pension Plans subject to Title 1, Subtitle B, Part 3 of ERISA ("DB Plan") is acceptable under ERISA, there is no accumulated funding deficiency, whether or not waived, with respect to any DB Plan, and no event has occurred or circumstance exists that may result in any accumulated funding deficiency as of the last day of the current plan year of any DB Plan. All minimum funding standards have been met, and all contributions required, under section 302 of ERISA and section 412 of the Code, have been made. If each DB Plan identified on Schedule 4.15(a) were terminated as of the Closing Date, it would have sufficient assets so as to be terminated in a "standard termination" (as described in section 4041(b) of ERISA). There is no liability for any contributions or excise taxes due and unpaid under any Pension Plans as of the date hereof. There is no Liability, and there are no circumstances which may arise which would give rise to any such Liability, of Buildscape to the Pension Benefit Guaranty Corporation ("PBGC") under Title IV of ERISA.

          (c) Compliance of Benefit Plans With ERISA and Code. Buildscape has performed all of its obligations under all Benefit Plans and has made appropriate entries in its financial records and statements for all Liabilities under all Benefit Plans that have accrued but are not due. All of the Benefit Plans and any related trust agreements or annuity contracts (or any funding instrument) comply currently, and have complied in the past, with the provisions of ERISA and the Code, where required in order to be a qualified plan under section 401(a) of the Code and tax exempt under section 501 of the Code, and all other Legal Requirements, and any applicable collective bargaining agreements. No event has occurred or circumstance exists that will or could give rise to disqualification or loss of tax exempt status of any such Plan or trust. Neither Buildscape nor any Person who is a fiduciary or otherwise has a relationship to a Benefit Plan has any liability to the Internal Revenue Service ("IRS") or the PBGC with respect to a Benefit Plan, or any Liability under sections 502 or 4071 of ERISA. All contributions and payments made or accrued with respect to all Benefit Plans are deductible under sections 162 or 404 of the Code. No amount, or any asset of any Benefit Plan, is subject to tax as unrelated business taxable income. All filings required by ERISA and the Code as to each Benefit Plan have been timely filed, and all notices and disclosures to participants required by either ERISA or the Code have been timely provided. Other than routine claims for benefits submitted by participants or beneficiaries in the ordinary course, no claim against, or "Proceeding" (as defined below in this Section 4.15(c)) involving any Benefit Plan is pending or, "Threatened" (as defined below in this Section 4.15(c)). As used herein, the term "Proceeding" shall mean any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or arbitrator and the term "Threatened" shall mean that a claim, Proceeding, dispute action or other matter shall have been Threatened if any demand or statement has been made (orally or in writing) or any notice has been given (orally or in writing), or if any other event has occurred or any other circumstances exist, that would lead a prudent Person to conclude that such a claim, Proceeding, dispute, action or other matter is likely to be asserted, commenced, taken or otherwise pursued in the future.

          (d) Post-Retirement Benefits. Buildscape does not provide health or welfare benefits for any retired or former employee nor is it obligated to provide any health or welfare benefits to any active employee following such employee's retirement or other termination of service.

           (e) Administration and Cost of Plans. Each of the Welfare Plans and Pension Plans has been administered in compliance with the requirements of the Code and ERISA and all reports required by any governmental agency with respect to each such Plan have been timely filed, except as identified on
     Schedule 4.15(c). No statement, either written or oral, has been made to any Person with regard to any Benefit Plan that was not in accordance with the Benefit Plan. Each Benefit Plan, other than a DB Plan, can be terminated within 30 days without payment of any additional contribution or amount and without the vesting or acceleration of any benefits promised by such Plan. No event has occurred or circumstance exists that could result in a material increase in premium costs of Benefit Plans that are insured, or a material increase in benefit costs of such Plans that are self insured.

           (f) No Prohibited Transactions. Neither Buildscape nor any of its directors, officers or employees who are fiduciaries, nor any other fiduciary of any of the Pension Plans or welfare Plans, has engaged in any transaction in violation of section 406 of ERISA (for which no exemption exists under section 408 of ERISA) or any "prohibited transaction" (as defined in section 4975(c)(1) of the Code) for which no exemption exists under sections 4975(c)(2) or 4975(d) of the Code.

     4.16. Employees.

           (a) Compensation. Buildscape has not, because of past practices or previous commitments with respect to its officers or employees, established any rights or expectations on the part of such officers or employees to receive additional compensation inconsistent with past practices with respect to any period after the date hereof, other than their present salaries, except as set forth on Schedule 4.16.

           (b) Agreements With Employees. Except as described in Schedule 4.16, Buildscape is not a party to or bound by any oral or written:

               (1) employee collective bargaining agreement, employment agreement other than employment agreements terminable without premium or penalty on notice of 30 days or less under which the only monetary obligation is to make current wage or salary payments and provide current employee benefits), consulting, advisory or service agreement, deferred compensation agreement, confidentiality agreement or covenant not to compete; or

               (2) contract or agreement with any agent, officer or employee (other than employment agreements disclosed in response to clause (1) or excluded from the scope of clause (1)).

           (c) Confidentiality and Noncompetition Agreements. No officer, employee or director of Buildscape is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, noncompetition, or proprietary rights agreement, between such officer, employee or director and any other Person ("Proprietary Rights Agreement") that in any way adversely affects or will affect (i) the performance of his or her duties as an officer, employee or director of Buildscape, or (ii) the ability of Buildscape to conduct its business.

     4.17. Environmental Matters.

           (a) Compliance with Environmental Laws. Buildscape is, and at all times has been, in full compliance with, and has not been and is not in violation of or liable under, any "Environmental Law" (as defined in Section 4.17(4)). Buildscape has no basis to expect, nor has it or any other Person for whose conduct it is or may be held to be responsible received, any actual or Threatened "Order" (as defined in Section 4.17(4)), notice, or other communication from any Person, of any actual or potential violation or failure to comply with any Environmental Law, or of any actual or Threatened obligation to undertake or bear the cost of any "Environmental, Health, and Safety Liabilities" (as defined in Section 4.17(4)).

           (b) No Claims. There are no pending or Threatened claims, Encumbrances, or other restrictions of any nature, resulting from any Environmental, Health, and Safety Liabilities or arising under or pursuant to any Environmental Law, with respect to or affecting any of the properties and assets (whether real, personal, or mixed) in which Buildscape has or had an interest.

           (c) No Environmental Liabilities. Neither Buildscape, nor any other Person for whose conduct it is or may be held responsible, has any Environmental, Health, and Safety Liabilities with respect to any properties and assets (whether real, personal, or mixed) in which Buildscape (or any predecessor) has or had an interest.

           (d) Environmental Definitions. The following terms pertaining to environmental matters shall have the meaning set forth below:

               (1) Environment. Soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

               (2) Environmental, Health, and Safety Liabilities. Any cost, damages, expense, liability, obligation, or other responsibility arising from or Under Environmental Law or Occupational Safety and Health Law and consisting of or relating to:

                    (A) any environmental, health, or safety matters or
               conditions (including on-site or off-site contamination, occupational safety and health, and regulation of chemical substances or products);

                    (B) fines, penalties, judgments, awards, settlements, legal or administrative Proceedings, damages, losses, claims, demands and response, investigative, remedial, or inspection costs and expenses arising under Environmental Law or Occupational Safety and Health Law;

                    (C) financial responsibility under Environmental Law or
               Occupational Safety and Health Law for cleanup costs or corrective action, including any investigation, cleanup, removal, containment, or other remediation or response actions ("Cleanup") required by applicable Environmental Law or Occupational Safety and Health Law (whether or not such Cleanup has been required or requested by any Governmental Body or any other Person) and for any natural resource damages; or

                    (D) any other compliance, corrective, investigative, or
               remedial measures required under Environmental Law or Occupational Safety and Health Law.

               (3) Environmental Law. Any Legal Requirement that requires or relates to:

                    (A) advising appropriate authorities, employees, and the
               public of intended or actual releases of pollutants or hazardous substances or materials, violations of discharge limits, or other prohibitions and of the commencements of activities, such as resource extraction or construction, that could have significant impact on the Environment;

                    (B) preventing or reducing to acceptable levels the release of pollutants or hazardous substances or materials into the Environment;

                    (C) reducing the quantities, preventing the release, or
               minimizing the hazardous characteristics of wastes that are generated;

                    (D) assuring that products are designed, formulated,
               packaged, and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of;

                    (E) protecting resources, species, or ecological amenities;

                    (F) reducing to acceptable levels the risks inherent in the transportation of hazardous substances, pollutants, oil, or other potentially harmful substances;

                    (G) cleaning up pollutants that have been released,
               preventing the threat of release, or paying the costs of such clean up or prevention, or

                    (H) making responsible parties pay private parties, or
               groups of them, for damages done to their health or the Environment, or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.

               (4) Occupational Safety and Health Law. Any Legal Requirements designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, and any program, whether governmental or private (including those promulgated or sponsored by Industry associations and insurance companies), designed to provide safe and healthful working conditions.

               (5) Order. Any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.

     4.18. Intellectual Property.

           (a) Definition of Intellectual Property. The term "Intellectual Property" as used in this Agreement shall mean and include all of the following:

               (1) the name "Buildscape," registered and unregistered trademarks, service marks, domain names and applications (collectively, "Marks");

               (2) all patents, patent applications, and inventions and discoveries that may be patentable (collectively, "Patents");

               (3) all copyrights in both published works and unpublished works (collectively, "Copyrights");

               (4) all rights in mask works (collectively, "Rights in Mask Works"); and

               (5) all know-how, trade secrets, confidential information, customer lists, software, technical information, data, process technology, plans, drawings. and blue prints (collectively, "Trade Secrets").

           (b) Ownership of Intellectual Property. Buildscape owns or has the right to use all of the Intellectual Property necessary for the operation of its business as currently conducted and proposed to be conducted. Buildscape owns all right, title, and interest in and to all of its Intellectual Property, free and clear of all liens, security interests, charges, encumbrances, equities, and other adverse claims, and has the right to use all of such Intellectual Property without payment to a third party.

           (c) No Infringement; Royalties. To the "Knowledge" (as defined in
     Section 10.8) of the Riverside Parties, the use by Buildscape of its Intellectual Property does not infringe upon proprietary rights of any other Person, and Buildscape is not aware of any infringement by any other Person with respect to either Buildscape's Intellectual Property rights. Except as set forth in Schedule 4.14 hereto, no royalties are paid by or to Buildscape with respect to its Intellectual Property.

           (d) Employee Agreements. All current employees of Buildscape have executed written agreements that assign to Buildscape, all rights to any inventions, improvements, discoveries, or information relating to their respective businesses.

     4.19. Litigation; Orders.

           (a) Proceedings. There is no Proceeding pending or, to the Knowledge of the Riverside Parties, Threatened, against or relating to Buildscape or its property or assets. None of the Riverside Parties knows or have any reasonable grounds to know of any basis or alleged basis for any such Proceedings or of any governmental investigation relative to Buildscape of its property or assets, and no event has occurred, nor does any circumstance exist that may give rise to or serve as a basis for the commencement of any such Proceedings. Buildscape is in full compliance with all its contracts and all Legal Requirements and Orders applicable to it.

           (b) Orders. There is no "Governmental Order" (as defined at the end of this Section 4.19(b)) to which Buildscape, or any of its assets is subject; none of the Riverside Parties is subject to any Governmental Order that relates to the business of, or any of the assets owned or used by, Buildscape; and no officer, director, agent, or employee of Buildscape is subject to any Governmental Order that prohibits such officer, director, agent, or employee from engaging in or continuing any conduct, activity, or practice relating to the business of Buildscape. As used in this Agreement, the term "Governmental Order" shall mean any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court. administrative agency, or other Governmental Body or by any arbitrator.

     4.20. No Agent, Finder or Broker. Except as set forth on Schedule 4.20, none of the Riverside Parties has any Liability or obligation, contingent or otherwise, to pay any fees or commissions to any agent, broker or finder with respect to the Contemplated Transactions.

     4.21. Similar Business Ownership. None of the Riverside Parties, nor, to the knowledge of the Riverside Parties, any of their officers or directors, nor any family member of any of them, owns, directly or indirectly, any interest in, or is an officer, director or principal of, any corporation, partnership, proprietorship, association or other entity (other than the Riverside Parties or Wickes, Inc.) which is engaged in a business similar to that of Buildscape, which has conducted any business of any type whatsoever with Buildscape, or which is a party to any contract or agreement to which Buildscape is a party or to which it may be bound.

     4.22. Taxes; Tax Returns; Tax Elections.

           (a) Definition of Tax and Tax Return. The term "Tax" as used herein shall mean any taxes, however denominated, including income tax, capital gains tax, value-added tax, sales tax, property tax, gift tax, estate tax, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, sales, use, transfer, registration, alternative or add-on minimum, estimated, or other tax of any kind whatsoever and any related charge or amount (including any fine, penalty, interest or addition to tax), imposed, assessed or collected by or under the authority of any Governmental Body or payable pursuant to any tax-sharing agreement or any other arrangement relating to the sharing or payment of any such tax, levy, assessment, tariff, duty, deficiency or fee, including any interest, penalty, or addition thereto, whether disputed or not. The term "Tax Returns" as used herein shall mean any return (including any information return), report, declaration of estimated Taxes, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.

           (b) Tax Returns. Buildscape has prepared, signed and filed all Tax Returns required to be filed prior to the date hereof. All Tax Returns were correct and complete in all material respects, and all Taxes or installments thereof of every kind and nature whatsoever which were due and owing on Tax Returns or which were or are otherwise due and owing under all applicable laws and regulations for any periods for which Tax Returns were due, whether or not reflected on the Tax Returns, were timely paid. The provisions for Taxes in the Interim Balance Sheet of Buildscape are sufficient for the payment of all Taxes attributable to all periods ended on or before June 30, 1999, and adequate accruals have been made for all liabilities for Taxes accruing since June 30, 1999. There are no Proceedings, investigations or claims now pending, nor, to the Knowledge of the Riverside Parties, proposed against Buildscape, nor are there any matters under discussion with the Internal Revenue Service, or other governmental authority, relating to any Taxes or assessments, or any claims or deficiencies with respect thereto.

             (c) Withholdings. Buildscape has withheld proper and accurate amounts from its employees in full and complete compliance with the tax withholding provisions of the Code and other applicable Legal Requirements, and has filed proper and accurate federal, foreign, state and local Tax Returns and reports for all years and periods (and portions thereof) for which any Tax Returns were due with respect to employee income, income tax withholding, withholding taxes, social security taxes and unemployment taxes. All payments due on account of employee tax withholdings, including income tax withholdings, social security taxes or unemployment taxes in respect to years and periods (and portions thereof) ended on or prior to the date hereof were paid prior to such date on or before their due date.

             (d) Tax Agreements. Except asset forth on Schedule 4.22(d), Buildscape is not, nor has it ever been, a party to any tax allocation or sharing agreement; has not been a member of an affiliated group filing a consolidated federal income tax return; or has (or will have following the Closing) any liability for the Taxes of any corporation or other entity (including any other of the Riverside Parties), including, without limitation, liability for Taxes under Treas. Reg.ss. 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

       4.23. Title to Properties. Except as set forth on Schedule 4.23, Buildscape has good and marketable title to all of its properties, interests in properties and assets, tangible and intangible, owned or used by it in its business (excluding leased properties), all such properties, interest in properties and assets are free and clear of all Encumbrances, except the lien for current ad valorem taxes not yet due and payable and except for such Encumbrances as would not have a material Adverse Effect on Buildscape or adversely, affect Buildscape's use of such properties and interests.

       4.24. Completeness of Statement; Effect of Representations and Warranties. No representation or warranty of the Riverside Parties in this Agreement contains any untrue statement of a material fact, omits any material fact necessary to make such representation or warranty, under the circumstances which it was made, not misleading, or contains any misstatement of a material fact. All representations and warranties contained in Section 4 are correct and complete as of the date hereof and shall be correct and complete as of the Closing Date as though made then with the Closing Date being substituted for the date hereof throughout this Section 4. Nothing in the Schedules shall be deemed adequate to disclose an exception to a representation or warranty made in this Agreement, unless the Schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made in this Agreement (unless the representation or warranty has to do with the existence of the document or other item itself). All of the representations and warranties made by the Riverside Parties are made with the knowledge, expectation, understanding and desire that Buyer place complete reliance thereon.

       4.25. Securities Representations. All outstanding shares of Buildscape Common are (and upon the transfer to Imagine of shares of Buildscape Common pursuant to the provisions of Section 2.1, they will be), free and clear of all Encumbrances and have been validly issued and are fully paid and nonassessable.

       5. REPRESENTATIONS AND WARRANTIES OF IMAGINE. Imagine hereby represents and warrants to the Riverside Parties as follows:

       5.1. Corporate Status. Imagine is a corporation duly incorporated and existing, and is in good standing under the laws of the State of Delaware. Imagine has full corporate power and authority to own and lease its properties as such properties are now owned and leased and to conduct its business as and where such businesses have and are now being conducted.

       5.2. Authority; Consents; Enforcement; Noncontravention.

            (a) Authority of Imagine. This Agreement constitutes the legal, valid and binding obligation of Imagine, enforceable against Imagine in accordance with its terms. Imagine has the absolute and unrestricted corporate right, power, authority, and capacity to execute and deliver this Agreement and to perform its obligations under this Agreement. Imagine does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Body in order to consummate the Contemplated Transactions.

            (b) Enforcement. This Agreement has been duly executed and delivered by Imagine and constitutes the legal, valid and binding obligation of Imagine, enforceable in accordance with its terms.

            (c) Noncontravention. Neither the execution and the delivery of this Agreement, nor the compliance with, or the fulfillment of, the terms, conditions and provisions hereof or thereof, will (a) violate any Legal Requirement of Imagine, any provision of its certificate of incorporation or bylaws; or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Imagine is a party or by which it is bound or to which any of its assets or properties are subject; or (d) require the approval, consent, authorization or act of, or the making by Imagine of any declaration, filing or registration with, any Person.

       5.3. No Agent, Finder or Broker. Imagine has no Liability or obligation, contingent or otherwise, to pay any fees or commissions to any agent, broker or finder with respect to the Contemplated Transactions.

       5.4. Investment Intent. Imagine is acquiring the shares of Buildscape Common solely for its own account for investment purposes, and not with a view to the public distribution thereof.

       5.5. Completeness of Statement; Effect of Representations and Warranties. The representations and warranties of Imagine contained in this Section 5.5 are true and complete in all respects as of the date hereof. No representation or warranty of Imagine in this Agreement contains any untrue statement of a material fact, omits any material fact necessary to make such representation or warranty, under the circumstances which it was made, not misleading, or contains any misstatement of a material fact. All of the representations and warranties made by Imagine are made with the knowledge, expectation, understanding and desire that the Riverside Parties place complete reliance thereon.

       6.   COVENANTS OF THE PARTIES.

       6.1. Covenant of Imagine. Imagine hereby covenants that it will not dispose of any of the Buildscape Common (other than in conjunction with an effective registration statement for the Buildscape Common under the Securities Act, in compliance with Rule 144 promulgated under the Securities Act or in compliance with another exemption from applicable securities laws, as reasonably determined by counsel to the Company) unless and until Imagine shall have furnished Buildscape with an opinion of counsel (satisfactory to counsel for Buildscape) to the effect that
(i) such disposition will not require registration under the Securities Act and
(ii) appropriate action necessary for compliance with the Securities Act and other applicable state, local or foreign law has been taken.

       6.2. Legends. Each certificate representing shares of Buildscape Common shall be endorsed with the following legends:

              (a) Federal Legend.

              THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), AND ARE "RESTRICTED SECURITIES" AS DEFINED IN RULE 144 PROMULGATED UNDER THE ACT. THE SECURITIES MAY NOT BE SOLD OR OFFERED FOR SALE OR OTHERWISE DISTRIBUTED EXCEPT (i) IN CONJUNCTION WITH AN EFFECTIVE REGISTRATION STATEMENT FOR THE SHARES UNDER THE ACT; OR (ii) IN COMPLIANCE WITH RULE 144; or
              (iii) PURSUANT TO AN OPINION OF COUNSEL THAT SUCH REGISTRATION OR COMPLIANCE IS NOT REQUIRED AS TO SAID SALE, OFFER OR DISTRIBUTION.

              (b) Other Legends. Any other legends required by applicable state blue sky laws.

              (c) Voting Agreement. Certificates of shares of Buildscape Common to be distributed to Riverside pursuant to the provisions of Section 1.3 shall contain a legend to the effect that voting of the shares represented by such certificate or certificates is subject to the Voting Agreement contained in Section 6.7 ("Voting Agreement").

       6.3. Removal of Legend and Transfer Restrictions. Any legend endorsed on a certificate pursuant to Section 6.2(a) or 6.2(b) and the stop transfer instructions with respect to such legended certificate shall be removed, and Buildscape shall issue a certificate without such legend to the holder of such certificate if such shares of Buildscape Common are registered under the Securities Act and a prospectus meeting the requirements of Section 10 of the Securities Act is available or if such holder satisfies the requirements of Rule 144(k).

       6.4.   Actions of the Parties.

              (a) No Actions Constituting a Breach. From the date hereof through the Closing Date, neither Imagine nor any of the Riverside Parties will take or knowingly permit to be done anything which would constitute a "Breach" (as defined in Section 9.2 of this Agreement) and each of the parties hereto shall cause the deliveries for which such party is responsible at the Closing to be duly and timely made.

       6.5. Compliance With Conditions. Each party hereto agrees to cooperate fully with each other party, and shall use its reasonable best efforts to cause the conditions precedent for which such party is responsible to be fulfilled. Each party hereto further agrees to use its reasonable best efforts, and act in good faith, to consummate this Agreement and the Contemplated Transactions as promptly as possible.

       6.6.   Rights of First Offer.

              (a) Restrictions on Transfer. Until the occurrence of the closing of an underwritten public offering pursuant to an effective registration statement under the Securities Act covering the offering and sale to the public of Buildscape Common on behalf of Buildscape ("IPO"), neither Imagine nor Riverside (each a "Transferor") shall transfer any of its shares of Buildscape Common or Buildscape Preferred (the "Buildscape Shares"), except as provided by the terms of this Section 6.6. For purposes of this Agreement, the term "transfer" shall mean any voluntary sale, transfer, assignment, gift, Encumbrance and all other kinds of voluntary transfers.

              (b) Transfer Offer. If a Transferor desires to transfer any of its Buildscape Shares, it shall first offer ("Offer") to transfer such shares to the other ("Optionee"). The Offer shall contain the terms and conditions upon which the Transferor desires to transfer such First Offer Shares, including the number of Buildscape Shares to be transferred ("First Offer Shares") and the purchase price therefor.

              (c) Option of Optionee. For 21 days following receipt of the Offer, the Optionee shall have the option to purchase all of the First Offer Shares that the Transferor desires to transfer at the purchase price and other terms and conditions set forth in the Offer. If the Optionee desires to purchase such First Offer Shares, it shall give notice to the Transferor within such 21-day period.

              (d) Right to Transfer. The Optionee shall have the right to purchase all, and not less than all, of the First Offer Shares. If the Optionee fails to accept the Offer in full within 21 days after receipt of the Offer, then the Transferor shall thereafter be free to transfer the First Offer Shares on such terms and conditions as it may elect, provided that the purchase price at which the Transferor subsequently transfers the First Offer Shares shall not be less than the price contained in the Offer.

              (e) Exceptions. Notwithstanding the foregoing provisions of this
       Section 6.6, each of Imagine and Riverside may pledge any of its Buildscape Shares as collateral security, or otherwise transfer its Buildscape Shares to its respective Affiliates, so long as the pledgee and Affiliate, as the case may be, (i) agree to be bound by the provisions of the Voting Agreement, and (ii) agree that any subsequent transfers of Buildscape Shares are subject to the foregoing provisions of this Section 6.6.

       6.7. Certain Voting Provisions. As a material inducement and as a condition for Imagine to enter into and perform this Agreement, Riverside hereby agrees as follows:

              (a) Voting Agreement. Following the Closing, and until the earlier to occur of (i) the expiration of the two year period following the Closing or (ii) the closing of an IPO (the "Term"), Riverside hereby agrees that, except as set forth in Section 6.7(c), below, it shall vote all of its Buildscape Shares (whether owned as of the Closing or acquired at any time thereafter during the Term) on all matters which Riverside would otherwise be entitled to vote such Buildscape Shares solely in conformance with the directions and instructions of Imagine, at Imagine's sole discretion.

            (b) Grant of Proxy. In order to secure Riverside's compliance with the covenants set forth in Section 6.7(a) above, Riverside hereby appoints Imagine as Riverside's true and lawful attorney and proxy, with full power of substitution for and in the name, place and stead of Riverside, to vote all of Riverside's Buildscape Shares consistent with Riverside's agreements contained in Section 6.7(a) above. The foregoing proxy shall be deemed coupled with an interest and irrevocable for the Term.

            (c) Change in Control. The provisions of Section 6.7(a) and 6.7(b) shall not be applicable to (and Riverside retains all rights to vote its Buildscape Shares with respect to) any required approval by the shareholders of Buildscape with respect to (i) a merger or consolidation of Buildscape if Buildscape is not the surviving corporation in such merger or consolidation (or if it is the surviving corporation, Imagine and Buildscape do not own in the aggregate a majority of the outstanding voting stock of such corporation on a fully diluted basis), (ii) the sale of all or substantially all of Buildscape's assets to another Person,
       (iii) any liquidation or dissolution of Buildscape, or (iv) any other matter related to a proposal that Would result in Imagine and Riverside not owning in the aggregate a majority of the outstanding voting stock of Buildscape on a fully diluted basis.

       6.8. Certain Remedies. Without limiting any other remedy which may be available to either Imagine or Buildscape in the event of a breach or threatened breach by the other of the provisions of Section 6.6 or 6.7 or in the event of a breach or threatened breach of any other provision of this Agreement, Riverside and Imagine agree that the provisions of Section 6.6 and 6.7 may be enforced through any equitable remedy, including specific enforcement and injunction, and the party against whom such equitable enforcement is sought hereby waives any claim or defense that the enforcing party has an adequate remedy at law.

       6.9. Shared Services Agreement. At the Closing, Buildscape and Riverside shall enter into a Shared Services Agreement in the form of Exhibit A attached hereto.

       7.   CONDITIONS TO CLOSING.

       7.1. Conditions to Obligations of Imagine. The obligation of Imagine to take the actions required to be taken by Imagine at the Closing is subject to the satisfaction at or prior to the Closing of each of the following conditions, any one or more of which Imagine may waive in whole or in part at or prior to the Closing:

            (a) Representations True. The representations and warranties of the Riverside Parties contained in this Agreement (considered collectively) and each of these representations and warranties (considered individually) must have been true and correct as of the date hereof, and must be true and correct in all material respects on and as of the Closing Date (including those representations and warranties which specifically speak as of the date hereof) with the same effect as though such representations and warranties had been made and this Agreement had been delivered on and as of the Closing Date, without giving effect to any supplement to the Schedules.

            (b) Covenants Performed. All of the covenants, agreements and conditions of the Riverside Parties to be performed or complied with at or prior to the Closing pursuant to the terms of this Agreement must have been duly performed and complied with in all material respects.

              (c) Necessary Consents Received. The Riverside Parties shall have received consents, permits and waivers in form and substance reasonably satisfactory to Imagine, necessary or appropriate for consummation of the Contemplated Transactions.

              (d) Compliance Certificate. Each of the Riverside Parties shall have delivered to Imagine a certificate, executed on behalf of each of them by their respective Presidents or Vice-Presidents, dated as of the Closing Date, certifying to the fulfillment of the conditions specified in subsections (a) and (b) of this Section 7.1.

              (e) Secretary's Certificate of Buildscape. Buildscape shall have delivered a certificate, executed on behalf of Buildscape by its Secretary, dated as of the Closing Date, certifying the Board of Directors resolutions approving this Agreement and the Contemplated Transactions and certifying the current versions of the Articles of Incorporation and Bylaws and the composition of the Board of Directors of Buildscape upon Closing.

              (f) Secretary's Certificate of CM. CM shall have delivered a certificate, executed on behalf of CM by its Secretary, dated as of the Closing Date, certifying the Board of Directors resolutions approving this Agreement and the Contemplated Transactions.

              (g) Secretary's Certificate of Riverside. Riverside shall have delivered a certificate, executed on behalf of Riverside by its Secretary or Assistant Secretary, dated as of the Closing Date, certifying the Board of Directors or Executive Committee resolutions approving this Agreement and the Contemplated Transactions.

              (h) Opinion of Counsel. Imagine shall have received an opinion from Holland & Knight LLP satisfactory in form to special counsel for Imagine, substantially in the form attached hereto as Exhibit B.

              (i) Compliance with Laws. The purchase and exchange described in
       Section 1.3 and 4 hereof by Imagine shall be legally permitted by all laws and regulations to which Imagine or CMT are subject.

              (j) Fairness Opinion. The Riverside Parties shall have received the Fairness Opinion and such Fairness Opinion shall be satisfactory to Imagine.

              (k) Buildscape Agreement. All of the transactions contemplated by the Buildscape Agreement shall have been consummated.

       7.2. Conditions to Obligations of Riverside Parties. The obligation of the Riverside Parties to take the actions required to be taken by them at the Closing is subject to the satisfaction at or prior to the Closing of each of the following conditions, any one or more of which the Riverside Parties may waive in whole or in part at or prior to the Closing:

              (a) Representations True. The representations and warranties of Imagine contained in this Agreement (considered collectively) and each of the representations and warranties (considered individually) must have been true and correct as of the date hereof, and must be true and correct in all material respects on and as of the Closing Date (including those representations and warranties which speak specifically as of the date hereof) with the same effect as though such representations and warranties had been made and this Agreement had been delivered on and as of the Closing Date.

              (b) Covenants Performed. All of the covenants, agreements and conditions of Imagine to be performed or complied with at or prior to the Closing pursuant to the terms of this Agreement must have been duly performed and complied with in all material respects.

              (c) Secretary's Certificate. Imagine shall have delivered a Certificate executed on behalf of Imagine by its Secretary or an Assistant Secretary, dated as of the Closing Date, certifying the approval of this Agreement by Imagine's Board of' Directors.

              (d) Compliance Certificate. Imagine shall have delivered to CMT a certificate, executed by its President or a Vice President, dated as of the Closing Date certifying as to the fulfillment of the conditions specified in Section (a) and (b) of this Section 7.2.

              (e) Fairness Opinion. The Riverside Parties shall have received the Fairness Opinion which shall state that the Contemplated Transactions are fair to the Riverside Parties and their shareholders from a financial point of view.

              (f) Buildscape Agreement. All of the transactions contemplated by the Buildscape Agreement shall have been consummated.

       8.     TERMINATION.

       8.1. Termination of Agreement. This Agreement may, by notice given at or prior to the Closing, be terminated as follows:

              (a) Mutual Consent. The parties may terminate this Agreement by mutual consent.

              (b) Conditions Not Satisfied.

                  (1) Imagine may terminate this Agreement if any of the
              conditions in Section 7.1 have not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Imagine to comply with its obligations under this Agreement) and Imagine has not waived such condition at or prior to the Closing.

                  (2) The Riverside Parties (by their unanimous vote) may
              terminate this Agreement if any of the conditions in Section 7.2 have not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of any of the Riverside Parties to comply with their obligations under this Agreement) and such condition has not been waived at or prior to the Closing.

              (c) Breach by a Party. Any party may terminate this Agreement if a material Breach of any provisions of this Agreement has been committed by another party and such Breach has not been waived at or prior to the Closing.

              (d) Closing Did Not Timely Occur. Any party may terminate this Agreement if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before October 15, 1999, or such later date as the parties may agree upon.

       8.2.   Effect of Termination. Each party's right of termination under
Section 8.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 8.1, all further obligations of the parties under this Agreement will terminate, except that the obligations in Section 10.10 will survive; provided, that if this Agreement is terminated by a party because of the Breach of the Agreement by another party or parties or because one or more of the conditions to the terminating party's obligations under this Agreement is not satisfied as a result of another party's failure to comply with its obligations under this Agreement, the terminating party's right to pursue all legal remedies will survive such termination unimpaired.

       9.     INDEMNIFICATION; REMEDIES.

       9.1. Survival; Right to Indemnification Not Affected by Knowledge. All representations, warranties, covenants and obligations in this Agreement, the Schedules, the certificates delivered pursuant to Sections 7.1 and 7.2, and any other certificate or document delivered pursuant to this Agreement will survive the Closing, provided that the representations and warranties of the Riverside Parties contained in Section 4 shall expire on the second anniversary of the Closing, other than the representations and warranties contained in Sections 4.1(a) (Authority), 4.5 (Capitalization), 4.15(b) (Employee Benefit Plans), 4.17 (Environmental) and 4.22 (Taxes), which shall not expire. The right to indemnification, payment of "Damages" (as defined in Section 9.2) or other remedy based on such representations, warranties, covenants and obligations will not be affected by any investigation conducted with respect to, or any Knowledge acquired at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or obligation. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of Damages or other remedy based on such representations, warranties, covenants and obligations.

       9.2. Indemnification By Riverside Parties. Each of the Riverside Parties, jointly and severally, shall indemnify and hold Imagine, and its directors, officers, shareholders, Affiliates successors and assigns ("Imagine Indemnitees") harmless for, and shall pay to the Imagine Indemnitees the amount of, all debts, obligations, losses, claims, damages (including incidental and consequential damages), liabilities, deficiencies, Proceedings, demands, assessments, orders, judgments, writs, decrees, costs and other expenses (including costs of investigation and defense and reasonable attorneys' fees) or diminution of value, whether or not Involving a third-party claim, of any nature and of any kind whatsoever ("Damages"), arising, directly or indirectly, from or in connection with:

              (a) any "Breach" (as defined below in this Section 9.2) of any representation or warranty made by any of the Riverside Parties (without giving effect to any supplement to the Schedules) in this Agreement;

              (b) any Breach of any representation or warranty made by any of the Riverside Parties in this Agreement as if such representation or warranty were made on and as of the Closing Date without giving effect to any supplement to the Schedules, other than any such Breach that is disclosed in a supplement to the Schedules and is expressly identified in the Certificate delivered pursuant to Section 7.1 as having caused the conditions specified in Section 7.1 not to be satisfied; or

              (c) any Breach by any of the Riverside Parties of any covenant, agreement or obligation of any of the Riverside Parties in this Agreement;

The remedies provided in this Section 9.2 shall be the exclusive remedies of Imagine Indemnitees solely with respect to any Breaches of the representations and warranties of the Riverside Parties contained in Section 4. As used in this Agreement, the term "Affiliate" shall mean any Person controlled by, controlling or under common control with such Person. For the purposes of this definition, "control" of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person, whether by ownership of securities, contract, law or otherwise, and the terms "controlling" and "controlled" shall have meanings correlative to the foregoing. As used in this Agreement, a "Breach" of a representation, warranty, covenant, obligation or other provision of this Agreement or any instrument delivered pursuant to this Agreement will be deemed to have occurred if there is or has been (x) any inaccuracy in or breach of, or any failure to perform or comply with, such representation, warranty, covenant, obligation or other provision, or (y) any claim (by any Person) or other occurrence or circumstance that is or was inconsistent with such representation, warranty, covenant, obligation or other provision, and the term "Breach" means any such inaccuracy, breach, failure, claim, occurrence or circumstance.

       9.3. Indemnification By Imagine. Imagine shall indemnify and hold the Riverside Parties and their directors, officers, shareholders, Affiliates, successors and assigns ("Riverside Indemnitees") harmless for, and will pay to the Riverside Indemnitees the amount of, all Damages arising directly or indirectly from or in connection with:

              (a) any Breach of any representation or warranty made by Imagine in this Agreement;

              (b) any Breach of any representation or warranty made by Imagine in this Agreement as if such representation or warranty were made on and as of the Closing Date, other than any such Breach that is expressly identified in the Certificate delivered pursuant to Section 7.2 as having caused the condition specified in Section 7.2 not to be satisfied; or

              (c) any Breach by Imagine of any covenant, agreement or obligation of Imagine in this Agreement.

The remedies provided in this Section 9.3 shall be the exclusive remedies of the Riverside Indemnitees solely with respect to Breaches of any representations and warranties of Imagine contained in Section 5.

       9.4.   Indemnity Claims.

              (a) Notification of Claims. In the event that any claim ("Claim") is hereafter asserted by a party hereto as to which such party may be entitled to indemnification hereunder, such party ("Indemnitee") shall notify the party required by the terms of this Agreement to indemnify the Indemnitee ("Indemnifying Party") thereof ("Claims Notice") within 30 days after (1) receipt of "Notice" (as defined in Section 10.12) of commencement of any third-party litigation against such Indemnitee, (2) receipt by such Indemnitee of written notice of any third-party claim pursuant to an invoice, notice of claim or assessment, against such Indemnitee, or (3) such Indemnitee becomes aware of the existence of any other event in respect of which indemnification may be sought from the Indemnifying Party. The Claims Notice shall describe the Claim and the specific facts and circumstances in reasonable detail, shall include a copy of the Notice referred to in (1) and (2), above, shall indicate the amount, if known, or an estimate, if possible, of Damages that have been or may be incurred or suffered.

              (b) Defense of Third Party Claim by Indemnifying Party. The Indemnifying Party may elect to defend or compromise any Claim by a third party ("Third Party Claim"), at its or his own expense and by its or his own counsel, who shall be reasonably acceptable to the Indemnitee. The election by the Indemnifying Party to defend or compromise a claim shall constitute an avowal by the Indemnifying Party that the Indemnifying Party is obligated to indemnify the Indemnitee with respect to such claim. The Indemnitee may participate, at its or his own expense, in the defense of any Claim assumed by the Indemnifying Party. Without the approval of the Indemnitee, which approval shall not be unreasonably withheld or delayed, the Indemnifying Party shall not agree to any compromise of a Claim defended by the Indemnifying Party which would require the Indemnitee to perform or take any action or to refrain from performing or taking any action.

              (c) Assumption of Defense by Indemnitee. Notwithstanding the foregoing, if an Indemnitee determines in good faith that there is a reasonable probability that a Proceeding may adversely affect it or its Affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the Indemnitee may, by notice to the Indemnifying Party, assume the exclusive right to defend, compromise, or settle such Proceeding, but the Indemnifying Party will not be bound by any determination of a Proceeding so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld or delayed).

              (d) Defense of Claim by Indemnitee. If, within 30 days of the Indemnifying Party's receipt of a Claim Notice involving a Third Party Claim, the Indemnifying Party shall not have notified the Indemnitee of its or his election to assume the defense, the Indemnitee shall have the right to assume control of the defense or compromise of such Claim, and the costs and expenses of such defense, including costs of investigation and reasonable attorneys' fees, shall be added to the Claim. The Indemnitee shall have the right to compromise such Claim upon Notice to, but without the consent of, the Indemnifying Party.

              (e) Cooperation of Parties. The party assuming the defense of any Claim shall keep the other party reasonably informed at all times of the progress and development of the party's defense of and compromise efforts with respect to such Claim and shall furnish the other party with copies of all relevant pleading, correspondence and other papers. In addition, the parties to this Agreement shall cooperate with each other, and make available to each other and their representatives all available relevant records or other materials required by them for their use in defending, compromising or contesting any Claim. The failure to timely notify the Indemnifying Party of the commencement of such actions in accordance with
       Section 9.4(a) shall relieve the Indemnifying Party from the obligation to indemnify under Section 9.2 or 9.3, as the case may be, but only to the extent the Indemnifying Party establishes by competent evidence that it is has been materially and adversely prejudiced thereby.

       9.5. No Liability of Buildscape. In the event any Imagine Indemnitee, at its election, makes a Claim against Riverside or CM (and not against Buildscape) for Imagine's Damages, neither Riverside nor CM shall, nor shall they be entitled to, maintain, assert or make a claim against Buildscape, or its directors, officers, Affiliates, successor or assigns, for contribution, indemnity or for any other recovery.

       9.6. Limitation on Indemnification. No Indemnitee shall be entitled to indemnification for Damages pursuant to this Section 9 until such time as the amount of such Damages incurred by such Indemnitee equals $50,000, after which time such Indemnitee shall be entitled to indemnification for the entire amount of such Damages incurred by such Indemnitee.

       10.   MISCELLANEOUS PROVISIONS.

       10.1. Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any Legal Requirement shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Nothing in the Schedules shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the Schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail. In the event of any inconsistency between the statements in the body of this Agreement and those in the Schedules (other than an exception expressly set forth as such in the Schedules with respect to a specifically identified representation or warranty), the statements in the body of this Agreement will control. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself). The parties intend that each representation, warranty, covenant and obligation contained herein shall have independent significance. If any party has breached any representation, warranty, covenant or obligation contained herein in any respect, the fact that there exists another representation, warranty, covenant or obligation relating to the same subject matter (regardless of the relative levels of specificity) which the party has not breached shall not detract from or mitigate the fact that the party is in breach of the first representation, warranty, covenant or obligation. Unless the context clearly states otherwise, the use of the singular or plural in this Agreement shall include the other and the use of any gender shall include all others. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

       10.2. Entire Agreement. As used herein, the term "Agreement" shall mean this Agreement and the documents and Schedules to be delivered in connection herewith, all written statements (including Financial statements and information) and all certificates, documents and instruments which are identified herein as having been or to be furnished to Imagine. This Agreement embodies the entire agreement and understanding of the parties hereto with respect to the subject matter herein contained, and supersedes all prior agreements, correspondence, arrangements and understandings relating to the subject matter hereof. This Agreement may be amended, modified, superseded, or canceled only by a written instrument signed by all of the parties hereto, and any of the terms, provisions, and conditions hereof may be waived, only by a written instrument signed by the waiving party.

       10.3. Exhibits and Schedules. All Exhibits to this Agreement and the Schedules hereto shall constitute part of this Agreement and shall be deemed to be incorporated herein by reference, in their entirety and made a part hereof, as if set out in full at the point where they first are mentioned. References in this Agreement to a specific Schedule shall refer solely to such Schedule and shall not be deemed to include material included in any other Schedule, unless the Schedule specifically states that the material is to be included in another specified Schedule.

       10.4. Expenses. Each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution and performance of this Agreement and the transactions contemplated herein, including all fees and expenses of agents. representatives, counsel and accountants.

       10.5. Further Assurances. The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as any other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

       10.6. Governing Law. This Agreement is executed and delivered in, and shall be governed by the laws of, the state of Delaware, without giving effect to any conflict of law rule or principle that might require the application of the laws of another jurisdiction.

       10.7. Headings. The headings in this Agreement are included for purposes of convenience only and shall not be considered a part of this Agreement in construing or interpreting any provision hereof.

       10.8. Definition of Knowledge. An individual will be deemed to have "Knowledge" of a particular fact or other matter if:

             (a) such individual is actually aware of such fact or other matter; or

             (b) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or other matter.

A Person (other than an individual) will be deemed to have "Knowledge" of a particular fact or other matter if any individual who is serving, or who has at any time served, as a director, officer, partner, executor, or trustee of such Person (or in any similar capacity) has, or at any time had, Knowledge of such fact or other matter.

       10.9. Invalidity of Provisions; Severability. If any provision of this Agreement or the application thereof to any Person or circumstance shall to any extent be held in any Proceeding to be invalid, illegal or unenforceable, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those to which it was held to be invalid, illegal or unenforceable, shall not be affected thereby, and shall be valid, legal and enforceable to the fullest extent permitted by law, but only if and to the extent such enforcement would not materially and adversely frustrate the parties' essential objectives as expressed herein. Notwithstanding the foregoing, each party hereto agrees that it has reviewed the provisions of this Agreement, and that the same, taken as a whole, are fair and reasonable. The parties hereto shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

       10.10. No Public Announcement. Neither Imagine, nor any of the Riverside Parties shall, without the approval of the other, make any press release or other public announcement concerning the contemplated transactions, except as and to the extent that any such party shall be so obligated by law or the rules of any stock exchange, in which case the other parties shall be advised and the parties shall use their Reasonable Best Efforts to cause a mutually agreeable release or announcement to be issued; provided, the foregoing shall not preclude communications or disclosures necessary to implement the provisions of this Agreement or to comply with the accounting and Securities and Exchange Commission disclosure obligations.

       10.11. No Third Party Beneficiaries. This Agreement is not intended to, and shall not be construed to, confer upon any third Person any right, remedy or benefit nor is it intended to be enforceable by any third Person, and shall only be enforceable by the parties hereto, and their respective successors, permitted assigns, heirs and personal representatives.

       10.12. Notices.

              (a) Giving of Notices. All notices, requests, consents, approvals, waivers, demands and other communications hereunder (collectively, "Notices") shall be deemed to have been given if in writing and (1) personally delivered against a written receipt, or (2) sent by confirmed telephonic facsimile, or (3) delivered to a reputable express messenger service (such as Federal Express, DHL Courier and United Parcel Service) for overnight delivery, addressed as follows (or to such other address as a party shall have given Notice to the other):

              If to the Riverside Parties:         Steven Wilson
                                                   Riverside Group, Inc.
                                                   7800 Belfort Parkway, Suite 100
                                                   Jacksonville, FL 32245
                                                   Fax: (904) 296-9584

              With a copy (which shall not         T. Malcolm Graham, Esq.
              constitute notice) to:               Holland & Knight LLP
                                                   50 North Laura Street, Suite 3900
                                                   Jacksonville, Florida 32202
                                                   Fax: (904) 358-1872

              If to Imagine:                       Gary Goltz, Esq.
                                                   Imagine Investments, Inc.
                                                   8510 North Central Expressway, Suite 1901
                                                   Dallas, Texas 75206
                                                   Fax: (214) 365-690;

              With a copy (which shall not         Michael M. Fleishman, Esq.
              constitute notice) to:               Greenebaum Doll &. McDonald PLLC
                                                   3300 National City Tower
                                                   Louisville, Kentucky 40202
                                                   Fax: (502) 587-3695

              (b) Time Notices Deemed Given. All Notices shall be effective upon being properly personally delivered, or upon confirmation of a telephonic facsimile, or upon the delivery to a reputable express messenger service. The period in which a response to any such notice must be given shall commence to run from the date on the receipt of a personally delivered notice, or the date of confirmation of a telephonic facsimile or two days following the proper delivery of the Notice to a reputable express messenger service, as the case may be.

       10.13. Successors and Assigns.

              (a) Assignment. The rights of any party under this Agreement shall not be assignable by such party hereto prior to the Closing without the consent of the others.

              (b) Successors. All of the terms, provisions and conditions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their successors and permitted assigns, heirs and personal representatives. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties and their successor and permitted assigns.

       10.14. Time of Essence. Time is of the essence to the performance of the obligations set forth in this Agreement.

       10.15. Waiver. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver or such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party, (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given, and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

       IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

                                             IMAGINE INVESTMENTS, INC.

                                                  /s/ Harry T. Carneal
                                             By: _______________________________
                                                        Executive Vice President
                                                 Title: ________________________
                                                              ("imagine")

                                             RIVERSIDE GROUP, INC.

                                                        illegible
                                             By: _______________________________
                                                 Title: ________________________
                                                             ("Riverside")

                                        CYBERMAX, INC.

                                                illegible
                                        By: ____________________________________
                                            Title: _____________________________
                                                             ("CM")

                                        CYBERMAX TECH, INC.

                                                illegible
                                        By: ____________________________________
                                            Title: _____________________________
                                                            ("CMT")

                                        BUILDSCAPE INC.

                                                illegible
                                        By: ____________________________________
                                            Title: _____________________________
                                                         ("Buildscape")